Exhibit 99.1

Speedway Motorsports Reports Record Results for the Three and Nine Months Ended September 30, 2004

     CONCORD, N.C.--(BUSINESS WIRE)--Nov. 3, 2004--Speedway Motorsports, Inc. (NYSE: TRK) today reported record revenues of $71.0 million, non-GAAP diluted earnings per share of $0.06 and a GAAP diluted loss per share of $0.10 for the three months ended September 30, 2004. Non-GAAP results exclude an after tax charge of $7.2 million or $0.16 per diluted share related to the resolution of the Ferko litigation with NASCAR and International Speedway Corporation. A reconciliation of GAAP and non-GAAP results is provided below.

     Third Quarter Comparison

     For third quarter 2004 as compared to 2003:

     --   total revenues increased 11% or $7.0 million to $71.0 million;

     --   GAAP net loss of $4.5 million compared to net income of $1.9 million;

     -- GAAP diluted loss per share of $0.10 compared to diluted earnings per share of $0.04;

     --   non-GAAP net income increased 44% or $811,000 to $2.7 million;

     --   non-GAAP diluted earnings per share increased 50% or $0.02 to $0.06;
          and

     -- 2004 GAAP results reflect after tax charges for Ferko litigation settlement of $7.2 million or $0.16 per diluted share*.

     Year-to-Date Comparison

     For the 2004 nine-month period as compared to 2003:

     --   total revenues increased 12% or $38.1 million to $358.0 million;

     --   GAAP net income increased 27% or $12.6 million to $60.1 million;

     --   GAAP diluted earnings per share increased 24% or $0.27 to $1.38;

     --   non-GAAP net income increased 18% or $10.4 million to $67.3 million;

     --   non-GAAP diluted earnings per share increased 16% or $0.21 to $1.54;

     -- 2004 GAAP results reflect after tax charges for Ferko litigation settlement of $7.2 million or $0.16 per diluted share*; and

     -- 2003 GAAP results reflect after tax charges for debt refinancing and FTC settlement aggregating $9.4 million or $0.22 per diluted share**.

     * For 2004 results - such charges are associated with third quarter 2004 settlement of the litigation between Speedway Motorsports, Inc. (SMI), NASCAR and International Speedway Corporation (ISC) resolving a lawsuit filed by Francis Ferko, as a SMI shareholder, against NASCAR and ISC. The Company was named as a necessary party to the lawsuit since the lawsuit was being brought on the Company's behalf by a shareholder. Applicable law required SMI to reimburse the plaintiff for litigation expenses incurred in successfully bringing this suit on behalf of SMI.
     ** For 2003 results - such charges are associated with second quarter 2003 replacement of the Company's bank credit facility, issuance of $230 million of 6 3/4% senior subordinated notes, early redemption of $250 million of 8 1/2% senior subordinated notes, and refunds pursuant to a settlement with the Federal Trade Commission (FTC) and the Company's wholly-owned subsidiary Oil-Chem Research Corp.

     GAAP and Non-GAAP Reconciliation

     The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP") and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting GAAP basis amounts for certain items presented in the accompanying selected income statement data net of income taxes. Because the adjustments relate to charges for refinancing essentially all of the Company's long-term debt, the Ferko settlement and the FTC settlement, management believes such non-GAAP information is useful and meaningful to investors, and is used by management, to assess the Company's core operations.
     This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to operating income (loss), net income (loss) or diluted earnings
(loss) per share determined in accordance with GAAP.


                                        Three Months    Nine Months
                                       Ended Sept 30:  Ended Sept 30:
                                       -------------------------------
                                          2004   2003    2004    2003
                                        ------- ------ ------- -------
                                       (in thousands, except per share
                                                   amounts)
GAAP Net Income (Loss)                 $(4,498)$1,854 $60,114 $47,485
Adjustments (net of taxes):
   Ferko litigation settlement           7,163     --   7,163      --
   Interim interest expense on debt
    redeemed                                --     --      --     902
   Loss on early debt redemption and
    refinancing                             --     --      --   7,770
   FTC refund claims settlement             --     --      --     693
                                        ------- ------ ------- -------
Non-GAAP Net Income                    $ 2,665 $1,854 $67,277 $56,850
                                        ======= ====== ======= =======

Diluted Earnings Per Share             $( 0.10)$ 0.04 $  1.38 $  1.11
Adjustments (net of taxes):
   Ferko litigation settlement            0.16     --    0.16      --
   Interim interest expense on debt
    redeemed                                --     --      --    0.02
   Loss on early debt redemption and
    refinancing                             --     --      --    0.18
   FTC refund claims settlement             --     --      --    0.02
                                        ------- ------ ------- -------
Non-GAAP Diluted Earnings Per Share    $  0.06 $ 0.04 $  1.54 $  1.33
                                        ======= ====== ======= =======


     2004 Third Quarter Highlights

     Third quarter highlights include Bristol Motor Speedway again hosting sold-out capacity crowds at its Sharpie 500 NASCAR NEXTEL Cup Series, and record attendance at its Food City 250 NASCAR Busch Series, racing events and Las Vegas Motor Speedway hosting strong attendance at a new Champ Car World Series racing event (formerly known as CART). Changes in racing schedules can lessen the comparability of operating results between quarterly financial statements of successive years.
     Other third quarter highlights include Court approval of the litigation settlement between SMI stockholders, NASCAR and International Speedway Corporation, including the Company's purchase of North Carolina Speedway. Also, the Company completed an exchange offer and registration of its $100 million add-on notes to the $230 million 6 3/4% senior subordinated notes due 2013. The add-on notes were offered in a private placement in July 2004 with the proceeds used for acquiring North Carolina Speedway.
     "Our consecutive record results continue to reflect the long-term merits of Speedway Motorsports investing in leading-edge facilities in premier markets. We are extremely proud to have been recently named among the '200 Best Small Companies in America' by Forbes Magazine," stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. "We believe this distinction recognizes SMI's growth record, strengthening financial condition and increasing cash flows with expanding longer-term contracted revenues, such as broadcast and sponsorship contracts, all of which are providing significant long-term value for our shareholders."
     "Record attendance at our NASCAR events held at Bristol, and strong attendance at the new Champ Car World Series racing event held at Las Vegas, contributed to our record third quarter results," stated H.A. Wheeler, president and chief operating officer of Speedway Motorsports. "Also, we were pleased with the successful resolution of the Ferko litigation with NASCAR and International Speedway Corporation. The settlement, which allowed SMI to secure an additional NASCAR double header weekend at Texas Motor Speedway starting in November 2005, positions us for strong growth visibility in 2005 and beyond with excellent marketing opportunities for broadcasters, sponsors and other corporate partners."
     Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 720 radio stations nationwide. For more information, visit the Company's website at www.gospeedway.com.
     This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, financing needs, insurance, litigation, and economic conditions. These factors and other factors, including those contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.
     Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 877-616-4485 for US and Canadian calls or 706-643-3796 for International calls. The reference number is 198807. A web-cast of the call by CCBN can be accessed at the Company's website at www.gospeedway.com. To listen to a playback of the call, you may dial 800-642-1687 (US or Canada) or 706-645-9291 (International) beginning after 12:00 noon (ET) November 3rd through midnight (ET) November 17th. The reference number is 198807. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; and Marylaurel E. Wilks, Vice President, Communications and General Counsel.


Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data -Unaudited
For The Three and Nine Months Ended September 30,
 2004 and 2003
(In thousands except per share amounts)

                              Three Months Ended    Nine Months Ended
                            ------------------------------------------
INCOME STATEMENT DATA       9/30/2004  9/30/2003  9/30/2004 9/30/2003
----------------------------------------------------------------------

REVENUES:
  Admissions                  $25,888    $24,070   $128,692  $121,597
  Event related revenue        23,225     20,857    106,904    98,955
  NASCAR broadcasting
   revenue                     11,611      9,570     88,930    73,198
  Other operating revenue      10,239      9,500     33,466    26,148
----------------------------------------------------------------------
     Total Revenues            70,963     63,997    357,992   319,898
----------------------------------------------------------------------
EXPENSES AND OTHER:
  Direct expense of events     16,548     15,829     64,397    60,091
  NASCAR purse and sanction
   fees                         9,072      8,129     63,113    55,889
  Other direct operating
   expense                      9,638      8,191     30,182    22,927
  General and
   administrative              16,915     14,832     51,006    46,082
  Depreciation and
   amortization                 8,969      8,890     26,746    25,816
  Interest expense, net         6,014      4,838     14,342    16,416
  Ferko litigation
   settlement                  11,800          -     11,800         -
  Loss on early debt
   redemption and
   refinancing                      -          -          -    12,800
  FTC refund claims
   settlement                       -          -          -     1,141
  Other expense (income),
   net                           (582)       233     (2,807)      486
----------------------------------------------------------------------
     Total Expenses and
      Other                    78,374     60,942    258,779   241,648
----------------------------------------------------------------------
Income (Loss) Before Income
 Taxes                         (7,411)     3,055     99,213    78,250
Income Tax Provision
 (Benefit)                     (2,913)     1,201     39,099    30,765
----------------------------------------------------------------------
NET INCOME (LOSS)             ($4,498)    $1,854    $60,114   $47,485
----------------------------------------------------------------------


Basic Earnings (Loss) Per
 Share                         ($0.10)     $0.04      $1.39     $1.12
Weighted average shares
 outstanding                   43,468     42,528     43,211    42,422

Diluted Earnings (Loss) Per
 Share                         ($0.10)     $0.04      $1.38     $1.11
Weighted average shares
 outstanding                   43,724     42,801     43,529    42,696



BALANCE SHEET DATA          9/30/2004 12/31/2003
-------------------------------------------------

Cash and cash equivalents    $203,941   $134,472
Total current assets          254,580    204,748
Property and equipment, net   912,150    886,700
Goodwill and other
 intangible assets, net       157,969     61,337
Total assets                1,365,456  1,190,556

Total current liabilities     150,386    135,969
Revolving credit facility
 borrowings                    50,000     60,000
Deferred race event income,
 net                           80,930     94,962
Total long-term debt          428,749    340,367
Total liabilities             738,844    642,482
Total stockholders' equity   $626,612   $548,074
-------------------------------------------------

     CONTACT: Speedway Motorsports, Inc.
              Lauri Wilks, 704-455-3239